                                   EXHIBIT 2

                                                                       Exhibit 2
================================================================================






                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         SCB COMPUTER TECHNOLOGY, INC.,
                            DELTA ACQUISITION, INC.,
                         DELTA SOFTWARE SYSTEMS, INC.,

                                      AND

                              THE SHAREHOLDERS OF
                          DELTA SOFTWARE SYSTEMS, INC.

                         DATED AS OF SEPTEMBER 20, 1996





================================================================================

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (the "Agreement"), is executed as of the 20th day of September, 1996, by and among SCB Computer Technology, Inc., a Tennessee corporation ("SCB"), Delta Acquisition, Inc., a newly formed Tennessee corporation and wholly owned subsidiary of SCB ("Merger Sub"), Delta Software Systems, Inc., a Tennessee corporation ("Delta"), and each of the shareholders of Delta as identified on the signature pages hereto (individually, a "Delta Shareholder," and, collectively, the "Delta Shareholders").

                                    RECITALS

         A. The Boards of Directors of SCB, Merger Sub and Delta each have determined that a business combination between SCB and Delta is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

         B. For federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes it is intended that the merger shall be accounted for as a "pooling of interests."

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants, and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1.

                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Delta shall be merged with and into Merger Sub in accordance with this Agreement and the separate corporate existence of Delta shall thereupon cease (the "Merger"). Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall be a wholly owned subsidiary of SCB. The Merger shall have the effects specified in
Section 48-21-108 of the Tennessee Business Corporation Act ("TBCA").

         1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Bass, Berry & Sims PLC, 2700 First American Center, Nashville, Tennessee, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 7 shall be fulfilled or waived in accordance herewith or at such other time, date, or place as SCB and Delta may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         1.3 Effective Time. If all the conditions to the Merger set forth in Article 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 8, the parties hereto shall cause Articles of Merger, in the form attached hereto as Exhibit A-1, and a Plan of Merger, in the form attached hereto as Exhibit A-2, to be properly executed and filed in accordance with the applicable provisions of the TBCA on the Closing Date. The Merger shall become effective at the time of filing of the Articles of Merger with the Tennessee Secretary of State or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").


                                   ARTICLE 2.

                                CHARTER, BYLAWS,
            AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

         2.1 Charter. The Charter of Merger Sub in effect immediately prior to the Effective Time shall, except as provided in the Plan of Merger attached as Exhibit A-2, be the Charter of the Surviving Corporation, until duly amended in accordance with applicable law.

         2.2 Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

         2.3 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

         2.4 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

                                   ARTICLE 3.

                           CONVERSION OF DELTA STOCK

         3.1 Conversion of Delta Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the shareholders of Delta, each issued and outstanding share of capital stock, no par value per share, of Delta (the "Delta Common Stock") shall be converted into, and become exchangeable for, the right to receive the number of shares of validly issued, fully paid, and nonassessable common stock, par value $.01 per share, of SCB (the "SCB Common Stock"), determined by dividing the Aggregate Issuable SCB Shares (as defined below) by the outstanding shares of Delta Common Stock. The aggregate number of shares of SCB Common Stock issuable in connection with the Merger is sometimes referred to herein as the "Merger Consideration." For purposes of this Agreement, the capitalized terms shall have the definitions set forth below:

                 (a) "Aggregate Issuable SCB Shares" shall mean that number of whole shares of SCB Common Stock equal to the quotient of $8,400,000 divided by the Average Price (as defined below); provided, however, if the Average Price is less than $16.00, the Aggregate Issuable SCB Shares shall be determined as if the Average Price were $16.00 and if the Average Price is greater than $18.20, the Aggregate Issuable SCB Shares shall be determined as if the Average Price were $18.20.

                 (b) The "Average Price" of SCB Common Stock shall mean the average of the closing sales prices of SCB Common Stock as reported on The Nasdaq Stock Market ("Nasdaq") for the ten trading days immediately preceding the day prior to the Closing Date.

         3.2     Escrow Shares.

                 (a) At the Closing, pursuant to an Indemnity and Escrow Agreement, substantially in the form attached hereto as Exhibit B (the "Escrow Agreement"), the parties shall establish an escrow (the "Escrow Fund") comprised of that number of shares of SCB Common Stock (the "Escrow Shares") representing 10% of the Merger Consideration issuable to the Delta Shareholders at the Effective Time pursuant to
         Section 3.1. The Escrow Shares shall be maintained in escrow for the purposes of satisfying claims by SCB for indemnification under Article 9 and the Escrow Agreement until such time (but in no event later than July 29, 1997, except as provided in the Escrow Agreement) as the independent public accounting firm for SCB shall have issued its audit report on the SCB financial statements as of and for the fiscal year ending April 30, 1997 (the "Escrow Period").

                 (b) Upon expiration of the Escrow Period, and subject to the terms of Section 3.2(c) and Article 9 and the Escrow Agreement, the escrow agent under the

         Escrow Agreement (the "Escrow Agent") shall deliver or cause to be delivered to each Delta Shareholder a certificate representing the number of shares of SCB Common Stock comprising such Delta Shareholder's portion of the Escrow Shares determined pro rata in proportion to the number of shares of SCB Common Stock received by such Delta Shareholder in the Merger (the "Pro Rata Portion").

                 (c) If, upon expiration of the Escrow Period, SCB shall have asserted a claim for indemnity in accordance with the Escrow Agreement and such claim is pending or unresolved at the time of such expiration, the Escrow Agent shall retain in escrow, and withhold from delivery to each Delta Shareholder, each Delta Shareholder's Pro Rata Portion of the value of the asserted amount of the claim until such matter is resolved. If it is finally determined that SCB is entitled to recover on account of such claim, the Escrow Agent shall deliver or cause to be delivered to SCB that number of Escrow Shares equal to the amount due and payable with respect to such claim (applied against each Delta Shareholder's Pro Rata Portion). The remainder of each Delta Shareholder's Pro Rata Portion, if any, following any delivery of Escrow Shares to SCB in accordance with this Section 3.2(c) and the Escrow Agreement, shall be delivered to each Delta Shareholder pursuant to this Agreement, without interest. For purposes of this
         Section 3.2(c), a final determination with respect to a claim will occur only as provided in the Escrow Agreement. For purposes of this
         Section 3.2 and Article 9, each Escrow Share shall be deemed to have a value equal to the Average Price, and such value shall apply throughout the duration of the Escrow Period.

                 (d) The right to receive Escrow Shares upon expiration of the Escrow Period is an integral part of the Merger Consideration, and shall not be transferable or assignable by, but shall inure to the benefit of the heirs, representatives, or estate of, any Delta Shareholder.

         3.3 Fractional Shares. In lieu of the issuance of fractional shares of SCB Common Stock, each Delta Shareholder, upon surrender of a certificate which immediately prior to the Effective Time represented Delta Common Stock, shall be entitled to receive a cash payment (without interest) equal to the fair market value of any fraction of a share of SCB Common Stock to which such holder would be entitled under Section 3.1, but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of SCB Common Stock shall be such fraction multiplied by the Average Price.

         3.4 Status of Merger Sub Shares. At the Effective Time, each issued and outstanding share of common stock of Merger Sub shall continue unchanged and remain outstanding as a share of common stock of the Surviving Corporation.

         3.5 Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing Delta Common Stock, upon surrender thereof to SCB, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of SCB Common Stock into which such holder's Delta Common Stock was converted, less such Delta Shareholder's Pro Rata Portion. Until so surrendered, each outstanding certificate representing Delta Common Stock shall be deemed for all purposes to represent the number of whole shares of SCB Common Stock into which the Delta Common Stock theretofore represented shall have been converted. SCB may, at its option, refuse to pay any dividend or other distribution, if any, payable to the holders of shares of SCB Common Stock to the holders of certificates representing Delta Common Stock until such certificates are surrendered for exchange; provided, however, that, subject to the rights of SCB under its charter, upon surrender and exchange of such Delta Common Stock certificates there shall be paid to the record holders of the SCB stock certificate or certificates issued in exchange therefor the amount, without interest, of dividends and other distributions, if any, which have become payable with respect to the number of whole shares of SCB Common Stock into which the Delta Common Stock theretofore represented thereby shall have been converted and which have not previously been paid.

         3.6 Stock Splits, Etc. of SCB Common Stock. In the event SCB changes the number of shares of SCB Common Stock issued and outstanding following the date of this Agreement but prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reorganization, or any other transaction in which any security of SCB or any other entity or cash is issued or paid in respect of the outstanding shares of SCB Common Stock and the record date therefor is after the date of this Agreement and prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

         3.7 Consent to Merger; Waiver of Dissenters' Rights. By their execution of this Agreement each Delta Shareholder (a) consents to the terms of the Merger and to the taking of shareholder action to approve the Merger without a meeting, (b) acknowledges that he is aware of his rights to dissent to the Merger and demand payment for his shares of Delta Common Stock in accordance with the TBCA and Delta's bylaws, and (c) waives such rights to dissent and demand payment.


                                   ARTICLE 4.

                REPRESENTATIONS AND WARRANTIES OF DELTA AND THE
                               DELTA SHAREHOLDERS

         Except as set forth in the disclosure letter delivered prior to the execution hereof to SCB (the "Delta Disclosure Letter"), Delta and the Delta Shareholders, jointly and severally, represent, warrant, and agree as follows:

         4.1 Existence; Good Standing; Corporate Power and Authority. Delta is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Delta is qualified to do business as a foreign corporation and is in good standing under the laws of any state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations, or financial condition of Delta (a "Delta Material Adverse Effect"). Delta has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now conducted. Delta has provided to SCB complete and correct copies of its charter and bylaws, each of which is in full force and effect.

         4.2 Authorization, Validity, and Effect of Agreements. Delta has the full corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. This Agreement and the Merger have been approved by Delta's Board of Directors and shareholders and the consummation by Delta of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Delta and the Delta Shareholders, enforceable in accordance with their respective terms.

         4.3 Capitalization. The authorized capital stock of Delta consists of 2,000 shares of Delta Common Stock, 400 shares of which are issued and outstanding as of the date of this Agreement and owned beneficially and of record by the Delta Shareholders as set forth in the Delta Disclosure Letter. Delta has no outstanding capital stock, bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Delta on any matter. All issued and outstanding shares of Delta Common Stock are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. There are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, or commitments that obligate Delta to issue, transfer, or sell any shares of its capital stock. None of the outstanding shares of Delta Common Stock are subject to any voting trust agreement, lien, encumbrance, security interest, restriction, or claim.

         4.4 Other Interests. Delta does not own, directly or indirectly, or have any obligation to acquire any interest or investment in any corporation, partnership, joint venture, business, trust, or other entity.

         4.5 No Violation. Neither the execution and delivery by Delta and the Delta Shareholders of this Agreement nor the consummation by Delta and the Delta Shareholders of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the charter or bylaws of Delta; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of Delta or any Delta Shareholder pursuant to any material commitment, lease, contract, or other material agreement or instrument to which Delta or any Delta Shareholder is a party; or (iii) violate or result in a change in any rights or obligations under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to Delta or any Delta Shareholder.

         4.6 Regulatory Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental entity, is required by or with respect to Delta or any Delta Shareholder in connection with the execution and delivery of this Agreement by Delta or any Delta Shareholder, or the consummation by Delta or any Delta Shareholder of the transactions contemplated hereby, which the failure to obtain would have a Delta Material Adverse Effect.

         4.7 Financial Statements. Prior to the date hereof, Delta has delivered to SCB its unaudited financial statements for the years ended December 31, 1993, 1994, and for the six months ended June 30, 1996, and its financial statements for the year ended December 31, 1995, audited by independent public accountants. Each of the balance sheets provided to SCB by Delta (including the related notes and schedules) fairly presents the financial position of Delta as of their respective dates and each of the statements of income, stockholders' equity, and cash flows provided to SCB by Delta (including any related notes and schedules) fairly presents the results of operations, stockholders' equity, and cash flows of Delta for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which will be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied, except as may be noted therein. Such financial statements have been prepared from the books and records of Delta which accurately and fairly reflect the transactions and the acquisitions and dispositions of the assets of Delta. As of June 30, 1996, or any subsequent date for which a balance sheet is provided, Delta did not have any liabilities, contingent or otherwise, whether due or to become due, known or unknown, other than as indicated on the balance sheet of such date.

         4.8 No Material Adverse Changes. Since December 31, 1995, there has not been (i) any material adverse change in the financial condition, results of operations, business, assets, or liabilities (contingent or otherwise, whether due or to become due, known or unknown) of Delta; (ii) any dividend declared or paid or distribution made on the capital stock of Delta, or any capital stock thereof redeemed or repurchased; (iii) any incurrence by Delta of long term debt; (iv) any salary, bonus, or compensation increases to any officers, employees, or agents of Delta; (v) any pending or threatened labor disputes or other labor problems against or potentially affecting Delta; or (vi) any other transaction entered into by Delta, except in the ordinary course of business and consistent with past practice.

         4.9     Tax Matters.

                 (a) For purposes of this Agreement, (i) "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and
         (ii) "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with its determination, assessment, collection, administration, or imposition of any Tax.


                 (b) Delta has duly and timely filed all Tax Returns and has duly and timely paid all Taxes and other charges (whether or not shown on any Tax Return) due or claimed to be due from it by federal, foreign, state, or local taxing authorities or has set up an adequate reserve for all Taxes payable by Delta. True and correct copies of all Tax Returns relating to federal taxes and state income and sales taxes and other charges for the period from organization through December 31, 1995 have been heretofore delivered to SCB. The accruals and reserves for Taxes contained in the financial statements and carried on the books of Delta (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) are adequate to cover all Tax liabilities. Since December 31, 1995, Delta has not incurred any Tax liabilities other than in the ordinary course of business. There are no Tax liens (other than liens for current Taxes not yet due) upon any properties or assets of Delta (whether real, personal, or mixed, tangible or intangible), and, except as reflected in the financial statements, there are no pending or, to Delta's knowledge, threatened audits or examinations relating to, or claims asserted for, Taxes or assessments against Delta, and Delta is aware of no substantial basis for any such claims. Delta has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. Delta is not a party to any Tax allocation or sharing agreement. Delta has no liability for the Taxes of any Affiliated Group under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law). Delta has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or shareholder, where failure to do so would have a Delta Material Adverse Effect.

                 (c) The Delta Disclosure Letter lists each jurisdiction in which Delta files Tax Returns for each period or portion thereof ending on or before the Closing Date. Except as set forth in the Delta Disclosure Letter, there is no claim outstanding against Delta by any taxing authority in a jurisdiction where Delta does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                 (d) All material elections with respect to Taxes affecting Delta as of the date hereof are set forth in the Delta Disclosure Letter.

                 (e) All joint ventures, partnerships, or other arrangements or contracts to which Delta is a party and that could be treated as a partnership for federal income tax purposes are set forth in the Delta Disclosure Letter.

                 (f) Delta (i) has not filed a consent pursuant to Section 341(f) of the Code nor agreed to have Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by Delta; (ii) has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of Delta for Taxes; (iii) has not made an election, and is not required, to treat any asset of Delta as owned by another person pursuant to the provisions of former Section 168(f)(8) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; and (iv) has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local tax provision.

                 (g) As soon as practicable following the Effective Time, the Delta Shareholders shall, on behalf of Delta, timely file all Tax Returns for, and pay all Taxes due with respect to, the short period in 1996 ending on the Closing Date. The Delta Shareholders shall close Delta's books on the Closing Date and shall report on Delta's federal corporate income Tax Return for the short period ending on the Closing Date all items of income, loss, deduction, and credit arising during the short period under Delta's method of accounting.

         4.10    Employees and Fringe Benefit Plans.

                 (a) The Delta Disclosure Letter sets forth the names, ages, and titles of all members of the Board of Directors and officers of Delta and all employees of Delta earning in excess of $30,000 per year, and the annual rate of compensation (including bonuses) being paid to each such officer and employee as of the most recent practicable date.

                 (b) The Delta Disclosure Letter lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement, or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement, or practice, of Delta, whether legally binding or not, that affects one or more of Delta's employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans"). Delta neither has nor sponsors, nor participates in any Plan that is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code.

                 (c) For each Plan that is an "employee benefit plan" under Section 3(3) of ERISA, Delta has delivered to SCB correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and funding agreements that implement each such Plan.

                 (d) Delta has no commitment, whether formal or informal and whether legally binding or not, (i) to create any additional Plan;
         (ii) to modify or change any Plan; or (iii) to maintain for any period of time any Plan. The Delta Disclosure Letter contains an accurate and complete description of the funding policies (and commitments, if any) with respect to each existing Plan.

                 (e) Delta has no unfunded past service liability in respect of any of its Plans; neither Delta, nor any Plan nor any trustee, administrator, fiduciary, or sponsor of any Plan has engaged in any prohibited transaction as defined in Section 406 of ERISA or
         Section 4975 of the Code for which there is no statutory exemption in
         Section 408 of ERISA or Section 4975 of the Code; all filings, reports, and descriptions as to such Plans (including Form 5500 Annual Reports, summary plan descriptions, and summary annual reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor, and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding, or investigation pending or threatened with respect to any of the Plans, the related trusts, or any fiduciary, trustee, administrator, or sponsor of the Plans; the Plans have been established, maintained, and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; and each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the current terms of the Plan.

                 (f) Except where failure to do so would not have a Delta Material Adverse Effect, Delta and its subsidiaries have complied in all respects with all applicable federal, state, and local laws, rules, and regulations relating to employees' employment and employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws, and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA).

                 (g) The consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by Delta to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code;
         (ii) entitle any employee or former employee of Delta to severance pay, unemployment compensation, or any other payment; or (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation, or other employee benefits under any Plan (including vacation and sick pay).

                 (h) None of the Plans that are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code
         Section 4980B(g) and ERISA Section 607.

                 (i) Neither Delta nor any member in a "controlled group" with Delta (as defined in ERISA) has ever contributed to, participated in, or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and Delta has not incurred and does not owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Section 4201, 4203, or 4205 of ERISA.

         4.11 Assets. Delta owns the assets reflected in the June 30, 1996 balance sheet, including the leasehold estates, with good and marketable title, free and clear of any and all claims, liens, mortgages, security interests, or encumbrances whatsoever, and free and clear of any rights or privileges capable of becoming claims, liens, mortgages, securities interests, or encumbrances. The buildings, plants, structures, and equipment owned or leased by Delta are in good operating condition and repair, and are adequate for the uses for which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary and routine maintenance and repairs that are not material in nature or cost. The assets of the business of Delta reflected in the June 30, 1996 balance sheet are sufficient for the continued conduct of the business of Delta after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

         4.12 Accounts Receivable. All accounts receivable of Delta that are reflected on the balance sheet dated June 30, 1996, or on the accounting records of Delta as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the balance sheet dated June 30, 1996, or on the accounting records of Delta as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the balance sheet dated June 30, 1996, and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred and twenty (120) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off with any maker of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

         4.13 Lawful Operations. Delta has been and currently is conducting its business, and each of the premises leased or owned by Delta have been and now are being used and operated, in compliance with all statutes, regulations, orders, covenants, restrictions, and plans of federal, state, regional, county, or municipal authorities, agencies, or boards applicable to the same, except where the failure to so comply would not have a Delta Material Adverse Effect.

         4.14 Litigation. There is no suit, action, or proceeding pending or, to the knowledge of Delta or any of the Delta Shareholders, threatened against or affecting Delta, which, if adversely determined, is reasonably likely to have a Delta Material Adverse Effect. Delta is not subject to any currently existing order, writ, injunction, or decree relating to its operations.

         4.15 Corporate Records; Other Information. The minute books of Delta, copies of which have been provided to SCB, reflect all meetings of the boards of directors, committees of the boards of directors, and the shareholders thereof at which actions required by applicable law or otherwise material to the operations of Delta were taken. To Delta's and each of the Delta Shareholder's knowledge, all documents and other written information as to existing facts relating to Delta and its assets and liabilities which have been provided to SCB in connection with this Agreement are true, correct, and complete in all material respects except to the extent that any such documents or other written information was later specifically supplemented or corrected prior to the date of this Agreement with additional documents or written information that were provided to SCB.

         4.16 Intellectual Property Rights. Delta owns or possesses the right to use all trademarks, service marks, trade names, slogans, copyrights in published and unpublished works, patents, patent applications, inventions and discoveries that may be patentable, rights in mask works, and all trade secrets including, but not limited to, customer lists, software, and technical information, it currently uses without any conflict or alleged conflict with the rights of others, except where any such conflict would not have a Delta Material Adverse Effect. All copyrights [HAVE BEEN REGISTERED AND] are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees, taxes, or actions falling due within ninety days after the Closing Date. No copyright is infringed or has been challenged or threatened in any way. None of the subject matter of any copyright infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. All works encompassed by a copyright have been marked with the proper copyright notice.

         4.17    Hazardous Substances.

                 (a) Delta has not authorized nor conducted nor has knowledge of the generation, transportation, storage, presence, use, treatment, disposal, release, or handling of (in an amount or of a type that has been or must be reported to any governmental agency, violates any Environmental Law (as defined below), or has required or could require remediation expenditures) any hazardous substance, asbestos, radon, polychlorinated biphenyls ("PCBs"), petroleum product, or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas or other material defined, regulated, controlled, or potentially subject to any remediation requirement under any environmental law (collectively, "Hazardous Materials"), on, in, or under any real property owned, leased, or by any means controlled by it;

                 (b) Delta is in compliance with all federal, state, and local laws, ordinances, rules, regulations, and other governmental requirements relating to pollution, control of chemicals, management of waste, discharges of materials into the environment, health, safety, natural resources, and the environment (collectively, "Environmental Laws");

                 (c) Delta has, and is in compliance with, all licenses, permits, registrations, and government authorizations necessary to operate under all applicable Environmental Laws;

                 (d) Delta has not received any written or oral notice from any governmental entity or any other person and there is no pending or, to Delta's or any Delta Shareholder's knowledge, threatened claim, litigation or any administrative agency proceeding that: alleges a violation of any Environmental Law by Delta; alleges Delta is a liable party or a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., or any state superfund law; has resulted in or could result in the attachment of an environmental lien on any real property owned, leased, or controlled by Delta; or alleges the occurrence of contamination of any of such real property, damage to natural resources, property damage, or personal injury based on its activities or the activities of Delta's predecessors or third parties (whether at the real property or elsewhere) involving Hazardous Materials, whether arising under the Environmental Laws, common law principles, or other legal standards.

         4.18 Certain Business Practices and Regulations. Neither Delta nor to Delta's knowledge any of its executive officers, directors, or employees, has (i) made or agreed to make any contribution, payment, or gift to any customer, supplier, landlord, political candidate, governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under any law or regulation; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its respective books and records for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, or local public office in violation of any law or regulation; or (iv) submitted any claim for services rendered or reimbursement for expenses to any person where the services were not actually rendered or the expenses were not actually incurred.

         4.19 Insurance. All policies and binders of insurance for professional liability, directors and officers, fire, liability, workers' compensation, and other customary matters held by or on behalf of Delta ("Insurance Policies") are described in the Delta Disclosure Letter and have been made available to SCB. The Insurance Policies (which term shall include any insurance policy entered into after the date of this Agreement in replacement of an Insurance Policy provided that such replacement policy shall insure against risks and liabilities, and in amounts and under terms and conditions, substantially the same as those provided in such replaced policy or binder) are in full force and effect. Delta is not in default with respect to any material provision contained in any Insurance Policy. Delta has not failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor has any coverage for current claims been denied.

         4.20 No Brokers. Delta has not entered into any contract, arrangement, or understanding with any person or firm that may result in the obligation of Delta or SCB to pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         4.21    SCB Stock Ownership; Investment Intent.

         (a) Neither Delta nor any of the Delta Shareholders owns, beneficially or otherwise, any shares of SCB Common Stock.

         (b) The shares of SCB Common Stock issuable in the Merger are being acquired by the Delta Shareholders for investment and not with a view to the distribution thereof, and each of the Delta Shareholders acknowledges and understands that the certificate(s) representing such shares of SCB Common Stock (including the Escrow Shares) will bear a legend in substantially the following form:

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES ACT AND CANNOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SUCH ACTS OR UNLESS EXEMPTIONS FROM REGISTRATION ARE AVAILABLE.

         THE COMPANY WILL FURNISH THE HOLDER HEREOF INFORMATION REGARDING THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, AND LIMITATIONS APPLICABLE TO EACH CLASS AND THE VARIATIONS AND RIGHTS, PREFERENCES, AND LIMITATIONS DETERMINED FOR EACH SERIES OF STOCK ISSUED BY THE COMPANY (AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE VARIATIONS FOR FUTURE SERIES) UPON REQUEST IN WRITING AND WITHOUT CHARGE.

         (c) Each Delta Shareholder, severally and not jointly, represents and warrants as follows:

                 (i) Each of the Delta Shareholders is an "accredited investor" as defined under Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

                 (ii) Each of the Delta Shareholders has received and reviewed copies of SCB's Annual Report on Form 10-K for the fiscal year ended April 30, 1996 and SCB's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1996 (collectively, the "SEC Reports"), which contains certain information regarding SCB and its business. Each of the Delta Shareholders confirms that SCB has made available to him or to his representatives the opportunity to ask questions of SCB's officers and directors and to acquire such information about the shares of SCB Common Stock and the business and financial condition of SCB as the Delta Shareholders have requested, which additional information has been received.

                 (iii) In deciding to acquire shares of SCB Common Stock pursuant to Article 3 hereof, the Delta Shareholders have consulted with their legal, financial, and tax advisers with respect to the Merger and the nature of the investment together with additional information concerning SCB set forth in the SEC Reports and any additional information provided under subsection (ii) above.

                 (iv) Each Delta Shareholder has adequate means of providing for his current needs and personal contingencies and has no need for liquidity in his investment in SCB. Each of the Delta Shareholders, either alone or with his representatives, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in SCB.

                 (v) No Delta Shareholder has a present plan or intention to sell, exchange, or otherwise dispose of more than fifty percent (50%) of the shares of SCB Common Stock (excluding the Escrow Shares) to be received by that Delta Shareholder in the Merger, nor does any Delta Shareholder have a present plan or intention to exercise his or her registration rights pursuant to
Article 10 hereof, and then to sell, exchange, or otherwise dispose of an amount of such registered shares equal to fifty percent (50%) or more of the shares of SCB Common Stock (excluding the Escrow Shares) received by that Delta Shareholder in the Merger.

         4.22 Pooling of Interests. To the knowledge of the officers of Delta and the Delta Shareholders, after consulting with independent accountants, Delta has not taken or failed to take any action that would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16 ("APB 16"), the interpretive releases issued pursuant thereto, and the pronouncements of the Securities and Exchange Commission (the "SEC").

         4.23 Full Disclosure. All of the information provided by Delta and its representatives herein or in the Delta Disclosure Letter is true, correct, and complete in all material respects, and no representation, warranty, or statement made by Delta or the Delta Shareholders in or pursuant to this Agreement or the Delta Disclosure Letter contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading.

                                   ARTICLE 5.

              REPRESENTATIONS AND WARRANTIES OF SCB AND MERGER SUB

         Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Delta (the "SCB Disclosure Letter"), SCB and Merger Sub, jointly and severally, represent, warrant and agree as follows:

         5.1 Existence; Good Standing; Corporate Authority. Each of SCB and Merger Sub is duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. SCB is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations, or financial condition of SCB (an "SCB Material Adverse Effect"). SCB has all requisite corporate power and authority to own, operate, and lease its properties and carry on its business as now conducted.

         5.2 Authorization, Validity, and Effect of Agreements. Each of SCB and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by SCB and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of SCB and Merger Sub, enforceable in accordance with their respective terms. The issuance and delivery by SCB of shares of SCB Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of SCB. The shares of SCB Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

         5.3 Capitalization. The authorized capital stock of SCB consists of 1,000,000 shares of preferred stock, none of which is issued and outstanding, and 20,000,000 shares of SCB Common Stock, of which 7,015,583 shares were issued and outstanding as of September 16, 1996. SCB has no outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of SCB on any matter. All issued and outstanding shares of SCB Common Stock are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. Other than pursuant to this Agreement, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, or commitments that obligate SCB to issue, transfer, or sell any shares of capital stock of SCB.

         5.4 Subsidiaries. The SCB Disclosure Letter sets forth the outstanding capital stock of Merger Sub and each corporation, partnership, or other entity of which at least a majority of the voting interest is owned directly or indirectly by SCB (an "SCB Subsidiary"). Merger Sub has not engaged in any activity other than in connection with the transactions contemplated by this Agreement.

         5.5 Other Interests. Neither SCB nor Merger Sub owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, or other entity, except for the SCB Subsidiaries.

         5.6 No Violation. Neither the execution and delivery by SCB and Merger Sub of this Agreement, nor the consummation by SCB and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the charter or bylaws of SCB or Merger Sub; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of SCB or Merger Sub pursuant to any material commitment, lease, contract, or other material agreement or instrument to which SCB or Merger Sub is a party; or (iii) violate or result in a change in any rights or obligations, under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to SCB or Merger Sub.

         5.7 SEC Documents. Prior to the date hereof, SCB has delivered to Delta and the Delta Shareholders copies of the SEC Reports. The SEC Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and (ii) as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The consolidated balance sheets included in the SEC Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of SCB as of their respective dates and each of the consolidated statements of income, shareholders' equity, and cash flows included in the SEC Reports (including any related notes and schedules) fairly present, in all material respects, the results of operations, shareholders' equity, and cash flows of SCB for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

         5.8 Litigation. As of the date of this Agreement, except as set forth in the SEC Reports, there is no action, suit, or proceeding pending against SCB or any SCB Subsidiary or, to the knowledge of SCB or any SCB Subsidiary, threatened against or affecting SCB or any SCB Subsidiary, at law or in equity, or before or by any federal or state commission, board, bureau, agency, or instrumentality, that is reasonably likely to have an SCB Material Adverse Effect.

         5.9 Taxes. SCB has duly and timely filed all Tax Returns and has duly and timely paid (or accrued) all Taxes and other charges (whether or not shown on any Tax Return) due or claimed to be due from it by federal, foreign, state, or local taxing authorities. Since July 31, 1996, SCB has not incurred any Tax liabilities other than in the ordinary cause of business.

         5.10 Employment Practices. Except where the failure to do so would not have an SCB Material Adverse Effect, SCB has complied in all material respects with all applicable federal, state, and local laws, rules, and regulations relating to "employee benefit plans" as defined under ERISA, and to employees' employment and employment relationships including, without limitation, wage related laws, anti-discrimination laws, employment safety laws, and COBRA.

         5.11 Absence of Certain Changes. Since July 31, 1996, there has not been any material adverse change in the financial condition, results of operations, business, assets or liabilities (contingent or otherwise, whether due or to become due, known or unknown), of SCB, except for changes in the ordinary course of business.

         5.12 No Brokers. SCB has not entered into any contract, arrangement, or understanding with any person or firm that may result in the obligation of SCB to pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that SCB has retained Mercer Capital as its financial advisor (the fees and expenses of which shall be the sole responsibility of SCB). Other than the foregoing arrangement, SCB is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         5.13 Pooling of Interests. To the knowledge of the officers of SCB, after consulting with independent accountants and other advisors, SCB has not taken or failed to take any actions that would prevent the accounting for the Merger as a pooling of interests in accordance with APB 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC.

         5.14 Certain Business Practices and Regulations. Neither SCB nor to SCB's knowledge any of its executive officers, directors, or employees, has (i) made or agreed to make any contribution, payment, or gift to any customer, supplier, landlord, political candidate, governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under any law or regulation; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its respective books and records for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, or local public office in violation of any law or regulation; or (iv) submitted any claim for services rendered or reimbursement for expenses to any person where the services were not actually rendered or the expenses were not actually incurred.


                                   ARTICLE 6.

                                   COVENANTS

         6.1 Covenants of SCB and Delta. During the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that the other parties shall otherwise specifically consent in writing) each of SCB and Delta covenants with the other that, insofar as the obligations relate to it:

                 (a) Each of SCB and Delta shall carry on their respective businesses in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises, and preserve their relationships with customers, suppliers, and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect.

                 (b) From the date hereof to the Effective Time, each of SCB and Delta shall allow all designated officers, attorneys, accountants, and other representatives of the other access at all reasonable times during regular business hours to the records and files, correspondence, audits, and properties, as well as to all information relating to commitments, contracts, titles, and financial position, or otherwise pertaining to the business and affairs, of SCB and Delta.

                 (c) Each of SCB and Delta will promptly file or submit and diligently prosecute any and all applications or notices with public authorities, federal, state, or local, domestic or foreign, and all other requests for approvals of any private persons, the filing or granting of which is necessary or appropriate, or is deemed necessary or appropriate by any party hereto, for the consummation of the transactions contemplated hereby.

                 (d) Except as and to the extent required by law, each of SCB and Delta hereby agrees not to disclose or use, and each shall cause its representatives not to disclose or use, any confidential information with respect to any other party hereto furnished, or to be furnished, by such other party or its representatives in connection herewith at any time or in any manner other than in connection with their respective evaluations of the Merger. Neither Delta nor any of the Delta Shareholders or representatives shall make any public statements regarding the Merger or this Agreement without the prior written approval of

         SCB. In the event the Merger does not occur for any reason, the parties shall continue to be bound by the terms of the Confidentiality Agreement, dated September 3, 1996, between SCB and Delta.

         6.2 Covenants of Delta and the Delta Shareholders. Delta and the Delta Shareholders covenant and agree that between the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that SCB shall otherwise specifically consent in writing):

                 (a) (i) they shall, and shall direct and use their best efforts to cause Delta's directors, officers, employees, advisors, accountants, and attorneys (the "Representatives"), not to, initiate, solicit, or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of Delta (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (ii) they will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.2(a); and (iii) they will notify SCB immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

                 (b) Delta will make all normal and customary repairs, replacements, and improvements to its facilities, properties, and equipment and, without limiting the generality of the covenants set forth in Section 6.1(a), will not:

                          (i) change its charter, bylaws, or capitalization or merge or consolidate with or into or otherwise acquire any interest in any entity;

                          (ii) declare, set aside, or pay any cash dividend or other distribution on or in respect of shares of its capital stock, or any redemption, retirement, or purchase with respect to its capital stock or issue any additional shares or rights or options or agreements to acquire shares of its capital stock;

                          (iii) discharge or satisfy any lien, charge, encumbrance, or indebtedness outside the ordinary course of business, except those required to be discharged or satisfied;

                          (iv) authorize, guarantee, or incur indebtedness aggregating in excess of $50,000;

                          (v) make any capital expenditures or capital additions or betterments, or commitments therefor, aggregating in excess of $100,000;

                          (vi)    loan funds to any person;

                          (vii) institute, settle, or agree to settle any litigation, action, or proceeding before any court or governmental body;

                          (viii) sell, lease, mortgage, pledge, or subject to any other encumbrance or otherwise dispose of any of its property or assets, tangible or intangible, other than in the ordinary course of business;

                          (ix) except in the ordinary course of business consistent with past practice, authorize any compensation increases of any kind whatsoever for any employee (provided Delta shall pay owing or accrued deferred compensation) or adopt or amend any existing severance plan or other Plan;

                          (x) make any new elections with respect to Taxes, or any changes in current elections with respect to Taxes; or

                          (xi)    enter into any contract, agreement,
                 commitment, or arrangement to do any of the foregoing.

                 (c) neither Delta nor the Delta Shareholders shall take any action that would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled including, without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition, or thing that would cause the representations and warranties made by them herein not to be true, correct, complete, and accurate as of the Closing Date.

                 (d) prior to the Effective Time, Delta shall promptly provide to SCB monthly and quarterly unaudited financial statements of Delta for periods from and after June 30, 1996, prepared in accordance with generally accepted accounting principles consistently applied; provided, that, notes to unaudited financial statements will not be required.

                 (e) prior to and after the Effective time, Delta shall not (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code; or (iii) enter into any contract, agreement, commitment, or arrangement with respect to either of the foregoing.

         6.3 Covenants of SCB. SCB covenants and agrees that between the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that Delta shall otherwise consent in writing),

                 (a) it will promptly prepare and submit to Nasdaq a notification for listing additional shares covering the shares of SCB Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the date such shares are transferable by the Delta Shareholders, approval for the listing of such SCB Common Stock, subject, if applicable, to official notice of issuance.

                 (b)      prior to and after the Effective time, SCB shall not
         (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code, or (iii) enter into any contract, agreement, commitment, or arrangement with respect to either of the foregoing.


                                   ARTICLE 7.

                                   CONDITIONS

         7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement or to obtain an amount of damages or other material relief in connection with the execution of the Agreement or the related agreements or the consummation of the Merger; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

                 (b) SCB and the Delta Shareholders each shall have received an opinion of Bass, Berry & Sims PLC generally to the effects that (i) the Merger qualifies as a reorganization under Section 368(a)(2)(D) of the Code, (ii) no material gain or loss for federal income tax purposes will be recognized by Delta or SCB as a result of the Merger, and (iii) the Delta Shareholders will recognize no gain or loss for federal income tax purposes with respect to the SCB Common Stock received in the Merger; provided that the failure to satisfy the requirements of clause (ii) of this subsection shall constitute a condition to consummation of the Merger only if asserted by SCB, and the failure to satisfy the requirements of clause (iii) of this subsection shall constitute a condition to consummation of the Merger only if asserted by the Delta Shareholders.

                 (c) All consents, authorizations, orders, and approvals of (or filings or registrations with) any governmental commission, board, or other regulatory body required in connection with the execution, delivery, and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time, and except where the failure to have obtained or made any such consent, authorization, order, approval, filing, or registration would not have a material adverse effect on the business of SCB and Delta, taken as a whole, following the Effective Time.

                 (d) SCB shall have received from Delta copies of all resolutions adopted by the Board of Directors and shareholders of Delta in connection with this Agreement and the transactions contemplated hereby. Delta shall have received from SCB and Merger Sub copies of all resolutions adopted by the Board of Directors and shareholders of each respective company in connection with this Agreement and the transactions contemplated hereby.

         7.2 Conditions to Obligations of Delta and the Delta Shareholders to Effect the Merger. The obligations of Delta and the Delta Shareholders to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) SCB shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of SCB and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Delta shall have received a certificate of the President or the Chief Financial Officer of SCB, dated the Closing Date, certifying to such effect.

                 (b) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, or operations of SCB, that would have or would be reasonably likely to have an SCB Material Adverse Effect.

                 (c) Delta and the Delta Shareholders shall have received a written opinion, dated as of the Closing Date, from Bass, Berry & Sims PLC substantially in the form of Exhibit C attached hereto.

         7.3 Conditions to Obligations of SCB and Merger Sub to Effect the Merger. The obligations of SCB and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) Delta and the Delta Shareholders shall have performed their respective agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Delta and the Delta Shareholders contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date to the same extent as if made on the Closing Date, and SCB shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Delta dated the Closing Date, certifying to such effect.

                 (b) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations, or prospects of Delta, that would have or would be reasonably likely to have a Delta Material Adverse Effect.

                 (c) SCB shall be satisfied that the Merger will qualify for accounting by SCB as a pooling of interests under generally accepted accounting principles and under applicable rules and regulations of the Securities and Exchange Commission. In connection therewith, SCB shall have received, on or before the Closing Date, a letter from Ernst & Young, LLP (or any other accountants of SCB's choosing), dated as of the Closing Date to the effect that the transactions contemplated by this Agreement may be treated by SCB as a "pooling of interests" for accounting purposes.

                 (d) SCB shall have received a written opinion, dated as of the Closing Date, from Baker, Donelson, Bearman & Caldwell, a Professional Corporation, substantially in the form of Exhibit D attached hereto.

                 (e) Each of Messrs. Jordan, Ely, and O'Guinn shall have executed Employment Agreements, substantially in the form of Exhibit E attached hereto, Mr. Reed shall have executed the Noncompetition Agreement, substantially in the form of Exhibit F attached hereto, and Mr. David Rea shall have executed the Employment Agreement, substantially in the form of Exhibit G attached hereto.


                                   ARTICLE 8.

                                  TERMINATION

         8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual consent of SCB and Delta.

         8.2 Termination by Either SCB or Delta. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either SCB or Delta if (a) the Merger shall not have been consummated by September 30, 1996, or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory, or administrative agency or commission shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling, or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such injunction, order, or decree.

         8.3 Termination by Delta. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Delta, if (a) there has been a breach by SCB or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an SCB Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of SCB, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Delta to SCB.

         8.4 Termination by SCB. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of SCB, if (a) there has been a breach by Delta or the Delta Shareholders of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Delta Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Delta or the Delta Shareholders, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by SCB to Delta.

         8.5 Effect of Termination and Abandonment. Upon termination of this Agreement pursuant to this Article 8, this Agreement shall be void and of no other effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any party hereto (other than for breach of a covenant contained herein), or on the part of the respective directors, officers, employees, agents, or shareholders of any of them.

         8.6 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9.

                        SURVIVAL OF REPRESENTATIONS AND
                          WARRANTIES; INDEMNIFICATION

         9.1 Survival of Representations and Warranties. The representatives and warranties of the parties contained in Articles 3 and 4 of this Agreement shall survive the Merger for a period expiring on July 29, 1997.

         9.2 Indemnity Obligations of the Delta Shareholders. Subject to the provisions of this Article 9 and the Escrow Agreement, the Delta Shareholders, jointly and severally, in accordance with the Escrow Agreement, agree to indemnify and hold SCB harmless from, and to reimburse SCB for, any losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, and attorneys' fees and expenses actually incurred (collectively "Losses") arising in connection with or attributable to the inaccuracy or breach of any representation, warranty, or covenant made by Delta or Delta's Shareholders in this Agreement.

         9.3     Indemnification by SCB. Subject to the provisions of this
Article 9, SCB will indemnify, defend, and hold harmless the Delta Shareholders from, and reimburse the Delta Shareholders for, any Losses arising in connection with or attributable to the inaccuracy or breach of any representation, warranty, or covenant made by SCB or Merger Sub in this Agreement. The Delta Shareholders' exercise of their rights to indemnification pursuant to this Article 9 will not constitute an election of remedies or otherwise limit them in the enforcement of any other remedies that may be available to them.

         9.4 Limitation. Except as expressly provided in Section 2(a) of the Escrow Agreement, liability of Delta Shareholders for indemnification claims by SCB shall be limited to the Escrow Fund.

                                  ARTICLE 10.

                     REGISTRATION AND SALE OF MERGER SHARES

         10.1    Registration Rights.

         (a) If, at any time on or after February 15, 1997, SCB is and continues to be eligible to effect a Registration Statement on Form S-3 covering resales of SCB Common Stock by SCB shareholders, and one or more of the Delta Shareholders shall notify SCB in writing that it or they desire to offer or cause to be offered for public sale shares of SCB Common Stock received (including the Escrow Shares) in the Merger (the "Merger Shares") with a fair market value in excess of $1,000,000, then SCB will (i) advise the other Delta Shareholders in writing of the receipt of such notice, and (ii) use its best efforts to cause the filing of and, subject to the provisions of Section 10.1(c), maintain for a period of up to the second anniversary of the Closing Date an effective registration statement pursuant to Rule 415 (or any successor or similar rule of the Securities Act), including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, for the purpose of effecting sales of the Merger Shares requested to be registered by any of the Delta Shareholders. SCB shall be obligated to take action to comply with this Section 10.1(a) on only two occasions.

         (b) During the period ending two years after the Closing Date, each time that SCB proposes to file a registration statement under the Securities Act with respect to an underwritten offering for cash by SCB of its equity securities on a form that would also permit the registration of the Merger Shares, SCB will give written notice of such proposal to the Delta Shareholders; provided, however, that, if there is an effective registration statement covering the Merger Shares, no such notice pursuant to this Section 10.1(b) shall be required. In such event, each Delta Shareholder may, by written request given within five business days after receipt by the Delta Shareholder of any such notice by SCB, require SCB to cause not less than 50% of the Delta Shareholder's remaining Merger Shares to be included in such registration statement. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering advise SCB that inclusion of the Delta Shareholder's shares would (i) make it impracticable to conduct an underwritten offering of the SCB Common Stock being registered at the price at which such SCB Common Stock could be sold without such inclusion, or (ii) materially interfere with the success of the offering by SCB, then the number of the shares requested to be included in the registration by the Delta Shareholder may be reduced or eliminated. Notwithstanding anything to the contrary in this Section 10.1(b), SCB may, in its sole discretion and without the consent of any Delta Shareholder, postpone the filing or effectiveness of such registration statement or withdraw any such registration statement and abandon any proposed offering.

         (c) Notwithstanding the foregoing, SCB shall have no obligation to register the resale of any Merger Shares on behalf of a Delta Shareholder or to keep any previously filed registration statement effective pursuant to this Article 10 in the event such shares could be sold by the Delta Shareholder pursuant to Rule 144 promulgated pursuant to the Securities Act.

         10.2 Expenses. Each Delta Shareholder shall bear all brokerage fees, underwriting discounts, and commissions, if any, applicable to the sale of its shares and the related fees and disbursements of its legal counsel and accountants. SCB shall bear all other expenses in connection with any registration of the shares pursuant to this Article 10.

         10.3 SCB Indemnification. In the case of a registration effected by or pursuant to this Article 10, SCB agrees to indemnify and hold harmless each Delta Shareholder against any and all losses, claims, damages, or liabilities to which the Delta Shareholder may become subject under the Securities Act or any other statute or common law, and to reimburse the Delta Shareholder for any reasonable legal or other expense actually and reasonably incurred by it in connection with investigating any claim and defending any action, insofar as such losses, claims, damages, liabilities, or actions arise out of or are based upon: (i) any untrue statement, or alleged untrue statement, of a material fact contained in the registration statement or any post-effective amendment thereof, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, if used prior to the effective date of the registration statement, or contained in the prospectus (as amended or supplemented if SCB shall have filed with the Securities and Exchange Commission any amendment thereof or supplement thereto), if used within the period during which SCB is required to keep the registration statement in which such prospectus is contained current pursuant to the terms of this Article 10, or the omission or alleged omission to state therein a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnification agreement contained in this Section 10.3 shall not apply to such losses, claims, damages, liabilities, or actions arising out of, or based upon, any such untrue statement or alleged untrue statement, or any such omission or alleged omission, if such statement or omission was made in reliance upon and in conformity with written information furnished to SCB by or on behalf of the Delta Shareholder specifically for use in connection with the preparation of the registration statement or any preliminary prospectus contained in the registration statement or any such amendment thereof or supplement thereto.

         10.4 Delta Shareholder Indemnification. Each Delta Shareholder agrees to indemnify and hold harmless SCB and each person, if any, who controls SCB within the meaning of Section 15 of the Securities Act, its directors, and those officers of SCB who shall have signed the registration statement or any post-effective amendment thereof or any preliminary prospectus or prospectus (as amended or as supplemented, if amended or supplemented as aforesaid) contained in the registration statement against losses, claims, damages, liabilities, or actions which arise out of or are based upon: (i) any untrue statement, or alleged untrue statement, of a material fact contained in the registration statement or any post-effective amendment thereof, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, if used prior to the effective date of the registration statement, or contained in the prospectus (as amended or supplemented if SCB shall have filed with the Securities and Exchange Commission any amendment thereof or supplement thereto), if used within the period during which SCB is required to keep the registration statement in which such prospectus is contained current pursuant to the terms of this Article 10, or the omission or alleged omission to state therein a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to SCB by or on behalf of the Delta Shareholder in writing specifically for use in connection with the preparation of the registration statement or any such amendment thereof or supplement thereto.

         10.5 Indemnification Procedure. Each indemnified party shall promptly after the receipt of notice of the commencement of any action against such indemnified party in respect of which indemnity may be sought from an indemnifying party on account of an indemnity agreement contained in this
Article 10, notify the indemnifying party in writing of the commencement thereof; provided, however, that the omission to so notify the indemnifying party shall not relieve the indemnifying party from any other liability which it may have to such indemnified party. In case any such action shall be brought against any indemnified party and it shall notify any indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, jointly and with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall be responsible for any reasonable legal or other expenses subsequently actually incurred by the indemnifying party in connection with the defense thereof; provided further, that if any indemnified party shall have reasonably concluded that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Article 10, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, and such indemnifying party shall be required to reimburse such indemnified party and any person controlling such indemnified party for that portion of the reasonable fees and expenses of any counsel retained by the indemnified party that are related to such different or additional defenses, but not for matters that are beyond the scope of the indemnity agreement provided in this Article 10; and provided further, that no such action shall be settled without the consent of the indemnifying party and the indemnified party, which consent neither party shall unreasonably withhold.

         10.6    Contribution. If the indemnification provided for in this
Article 10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

         10.7 Orderly Disposition of Shares. Unless otherwise agreed in writing in advance by SCB, the Delta Shareholders may not, during any 30-day period, sell in the aggregate, whether through an effective registration statement or otherwise, more than one-quarter of the total number of Merger Shares. All sales of the Merger Shares shall be effected by one or more brokers who are mutually agreeable to SCB and the Delta Shareholders. This Section 10.7 may be enforced by the delivery of "stop transfer" instructions by SCB to the transfer agent for the SCB Common Stock. When and as the Merger Shares are sold pursuant to the registration statement or otherwise, the Delta Shareholders shall provide SCB with confirmations or other evidence of the sale thereof and the price therefor.

         10.8 Delta Shareholder Information. Each Delta Shareholder shall promptly furnish SCB, upon request, with all information as may be reasonably required for inclusion in the registration statement, or any amendment or supplement thereto. Such information shall be furnished during the period within which SCB is required to effect such registration pursuant to this
Article 10 and shall include, without limitation, a description of the nature and method of the proposed offer and sale of the shares.

         10.9 No Injunction. No Delta Shareholder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as a result of any controversy that might arise with respect to the interpretation or implementation of this Article 10.

         10.10 Nonassignable. The rights of the Delta Shareholders pursuant to this Article 10 are not transferable or assignable to any person, except that such rights shall inure to the benefit of the estate, heirs, or beneficiaries (by will) of a deceased Delta Shareholder.

         10.11 Other Registration Rights; Nonexclusivity. SCB will not, without the prior written consent of at least three of the Delta Shareholders, grant any rights to any person or register shares of SCB Common Stock if such rights conflict with, are superior to, or otherwise materially adversely affect the rights of the Delta Shareholders under this Article 10. Notwithstanding the foregoing, nothing in this Article 10 shall prohibit SCB from including in the registration statement subject to this Article 10 any shares of SCB Common Stock it chooses to register on behalf of SCB or any holders other than the Delta Shareholders, on substantially the same terms and conditions.

                                  ARTICLE 11.

                               GENERAL PROVISIONS

         11.1 Notices. Any notice required to be given hereunder shall be sufficient if in writing, by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

         If to SCB or Merger Sub:         If to Delta or the Delta Shareholders:

         Ben C. Bryant, Jr.                        John Michael O'Guinn
         President and Chief                       Delta Software Systems, Inc.
          Executive Officer                        146 Timber Creek Drive
         SCB Computer Technology, Inc.             Suite 200
         1365 West Brierbrook Road                 Memphis, Tennessee 38018
         Memphis, Tennessee 38138

         with a copy to:                           with a copy to:

         J. Gentry Barden                          David T. Popwell
         Bass, Berry & Sims, PLC                   Baker, Donelson, Bearman & Caldwell, P.C.
         2700 First American Center                20th Floor, First Tennessee Building
         Nashville, Tennessee 37238                   165 Madison
                                                   Memphis, TN 38103

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so personally delivered or mailed.

         11.2 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         11.3 Entire Agreement. This Agreement, the Exhibits, the Delta Disclosure Letter, the SCB Disclosure Letter, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         11.4 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, if applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         11.5 Governing Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of Tennessee applicable to contracts made and to be performed wholly within such state.

         11.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         11.7 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         11.8 Incorporation of Exhibits. The Delta Disclosure Letter, the SCB Disclosure Letter, and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         11.10 Expenses. Each party to this Agreement shall bear its own expenses in connection with the Merger and the transactions contemplated hereby; provided, however, that all expenses of Delta in connection herewith in excess of $25,000 shall be borne by the Delta Shareholders.

         11.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled by contract, at law, or in equity.


         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                        SCB COMPUTER TECHNOLOGY, INC.



                                        By: /s/ Ben C. Bryant, Jr.
                                           ---------------------------------
                                        Title: President
                                              ------------------------------


                                        DELTA ACQUISITION, INC.



                                        By: /s/ Ben C. Bryant, Jr.
                                           ---------------------------------
                                        Title: President
                                              ------------------------------


                                        DELTA SOFTWARE SYSTEMS, INC.


                                        By: /s/ Larry W. Reed
                                           ---------------------------------
                                        Title: President
                                              ------------------------------

                                        THE DELTA SHAREHOLDERS:


                                        /s/ Richard T. Ely, Jr.
                                        ---------------------------------
                                        Richard T. Ely, Jr.


                                        /s/ Thomas Edward Jordan
                                        ---------------------------------
                                        Thomas Edward Jordan


                                        /s/ John Michael O'Guinn
                                        ---------------------------------
                                        John Michael O'Guinn


                                        /s/ Larry W. Reed
                                        ---------------------------------
                                        Larry W. Reed

                            ATTACHMENTS AND EXHIBITS


Delta Disclosure Letter
SCB Disclosure Letter
Exhibit A-1 -- Articles of Merger
Exhibit A-2 -- Plan of Merger
Exhibit B -- Form of Indemnity and Escrow Agreement
Exhibit C -- Form of SCB Counsel Legal Opinion
Exhibit D -- Form of Delta Counsel Legal Opinion
Exhibit E -- Form of Employment Agreement
Exhibit F -- Form of Noncompetition Agreement
Exhibit G -- Form of David Rea Employment Agreement

                                   EXHIBIT B

                                                                       EXHIBIT B

                         INDEMNITY AND ESCROW AGREEMENT


         THIS INDEMNITY AND ESCROW AGREEMENT (the "Escrow Agreement") is made as of September 26, 1996, by and among SCB COMPUTER TECHNOLOGY, INC., a Tennessee corporation ("SCB"), DELTA SOFTWARE SYSTEMS, INC., a Tennessee corporation ("Delta"), the shareholders of Delta (the "Delta Shareholders") set forth on Annex 1 hereto, and Boatmen's Trust Company (the "Escrow Agent"), as contemplated by that certain Agreement and Plan of Merger, dated as of September 20, 1996, by and between SCB, Delta, Delta Acquisition, Inc., a Tennessee corporation ("Delta Acquisition"), and the Delta Shareholders (the "Merger Agreement").

         WHEREAS, SCB, Delta Acquisition, Delta, and the Delta Shareholders have entered into the Merger Agreement to provide for the merger of Delta with and into Delta Acquisition (the "Merger");

         WHEREAS, the closing of the transactions contemplated by the Merger Agreement are taking place as of the date hereof and the execution of this Escrow Agreement by the parties is an express condition thereto; and

         WHEREAS, SCB has relied upon the representations, warranties, and covenants of Delta and the Delta Shareholders provided in the Merger Agreement and in schedules, certificates, and other documents delivered pursuant to the Merger Agreement.

         NOW, THEREFORE, to induce SCB to proceed with the Closing and the Merger and in consideration of such Closing and Merger, and in further consideration of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound, the parties hereto do hereby agree as follows:

         12. INDEMNIFICATION. (a) The Delta Shareholders, jointly and severally, hereby agree to indemnify, defend, and hold harmless, or will reimburse, SCB, and its shareholders, officers, directors, controlling persons, and affiliates for any and all losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, and attorneys' fees and expenses actually incurred, whether or not involving a third party claim (collectively, "Losses"), which arise from or are attributable to the inaccuracy or breach of any representation, warranty, or covenant made by Delta or the Delta Shareholders in the Merger Agreement or any certificate delivered thereunder. Except as expressly provided in Section 2(a) of this Escrow Agreement, liability of the Delta Shareholders for claims for indemnification hereunder shall be limited to the Escrow Fund.

         (b) Except as otherwise provided in this Escrow Agreement, all representations, warranties, covenants, and agreements of Delta and the Delta Shareholders contained in or made pursuant to the Merger Agreement, and the right of SCB to seek indemnification, reimbursement, or other remedy with respect thereto, shall survive for the Escrow Period (as defined in Section 3 hereof).

         13.     ESCROW FUND.

                 (a) That number of shares of SCB Common Stock (the "Escrow Shares") representing 10% of the Merger Consideration to be received by the Delta Shareholders pursuant to the Merger Agreement shall, without any further act of any such Delta Shareholder, be deposited with the Escrow Agent, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. Upon compliance with the terms hereof, SCB shall be entitled to receive payment from the Escrow Fund for all Losses for which SCB is entitled to indemnification under Section 1 of this Escrow Agreement. Liability of the Delta Shareholders for claims for which SCB is entitled to indemnification shall be limited as set forth in Section 1 of this Escrow Agreement; provided, that, notwithstanding any provision in this Escrow Agreement or the Merger Agreement to the contrary, the liability of the Delta Shareholders to SCB for fraud shall not be limited to the Escrow Fund.

                 (b) The Escrow Agent shall hold, safeguard and dispose of the Escrow Fund in accordance with the terms hereof, and shall treat such Escrow Fund as an escrow fund in accordance with the terms hereof and not as the property of the Delta Shareholders or SCB.

                 (c) For purposes of this Escrow Agreement, each Escrow Share shall have a value equal to the Average Price (as defined below), and such valuation shall apply throughout the duration of the Escrow Period. "Average Price"shall mean the average of the closing sales prices of SCB Common Stock as reported on The Nasdaq Stock Market for the ten trading days immediately preceding the day prior to the date of this Escrow Agreement.

         14. ESCROW PERIOD. The Escrow Fund shall remain in existence for a period ending on the date of issuance by the independent public accountants for SCB of their report on the Company's financial statements as of and for the fiscal year ending April 30, 1997, but in no event later than July 29, 1997 (the "Escrow Period"); provided, however, that the Escrow Fund shall continue to be maintained, to the extent set forth in Section 9 hereof, in the event that there exists any Claim (as defined in Section 5 hereof) that is pending or not yet resolved pursuant to Section 7 hereof. Notwithstanding the foregoing, the Escrow Fund shall cease to be maintained, this Agreement shall cease to be of any continuing force or effect, and the Escrow Shares shall be distributed no later than the fifth anniversary of the Effective Time (as defined below). "Effective Time" shall mean the time of filing of Articles of Merger with the Tennessee Secretary of State or such later time as the parties to the Merger Agreement shall have agreed to upon and designated in such filing as the effective time of the Merger.

         15.     DISTRIBUTIONS; VOTING.

                 (a) Any cash dividends, dividends payable in securities, or other distributions of any kind (including, without limitation, any shares received upon a stock split) made in respect of any securities in the Escrow Fund shall be paid to the Delta Shareholders in accordance with their interests in the Escrow Shares, as set forth in Annex 1.

                 (b) Each of the Delta Shareholders shall have voting rights with respect to the Escrow Shares contributed by such Delta Shareholder to the Escrow Fund (and on any voting securities added to the Escrow Fund) so long as such Escrow Shares or other voting securities are held in the Escrow Fund.

         16.     CLAIMS AGAINST ESCROW FUND.

                 (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by the President of SCB ("Officer's Certificate"):

                          (i)     stating that SCB has paid, suffered, or
properly accrued, or in good faith reasonably anticipates that SCB will have to pay, suffer, or accrue, Losses in an aggregate stated amount (including, without limitation, any anticipated professional and other fees and costs associated therewith) and stating that SCB is entitled to indemnification out of the Escrow Fund pursuant to this Escrow Agreement and the Merger Agreement; and

                          (ii)    specifying in reasonable detail (a) the
individual items of Losses included in the amount so stated; (b) the date each such item was paid or properly accrued or the basis for such anticipated liability; (c) the nature of the unforeseen or undisclosed contingent liability, misrepresentation, breach of warranty or covenant, or other matter to which such item is related; and (d) the section of the Merger Agreement to which such claim relates;

the Escrow Agent shall, subject to the provisions of Sections 6 and 7 hereof, deliver to SCB, as promptly as practicable, out of the Escrow Fund, that number of Escrow Shares (in whole shares, rounded to the nearest whole number of shares) and, if the value of Escrow Shares is insufficient to satisfy the Claims, such other available funds in the Escrow Fund, if any, having a value equal to the amount of such Losses.

                 (b) Any claim by SCB against the Escrow Fund made in an Officer's Certificate pursuant to this Section 5 shall be referred to herein as a "Claim" or, if multiple, "Claims."

         17. DELIVERY IF NO OBJECTION. At the time of delivery of an Officer's Certificate to the Escrow Agent in accordance with Section 5, a duplicate copy of such Officer's Certificate shall be delivered by the Escrow Agent to the Shareholder Representative. For a period of 10 business days after such delivery, the Escrow Agent shall make no delivery out of the Escrow Fund pursuant to Section 5 hereof unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery. After the expiration of such 10 business day period, the Escrow Agent may make delivery out of the Escrow Fund in accordance with Section 5 hereof, provided that no such delivery may be made to which the Shareholder Representative shall in good faith object in a written statement delivered to the Escrow Agent and to SCB prior to the expiration of such 10 business day period. If the Shareholder Representative in good faith objects in the written statement to only a portion of any delivery out of the Escrow Fund to be made to SCB under
Section 5 hereof, then the portion of the delivery not objected to shall be made by the Escrow Agent to SCB.

         18.     RESOLUTION OF DISPUTES.

                 (a) If the Shareholder Representative shall object in accordance with Section 6 hereof to the delivery to SCB of Escrow Shares or other funds out of the Escrow Fund in respect of any Claim made in an Officer's Certificate pursuant to Section 5, the Shareholder Representative and SCB shall attempt in good faith to agree upon the rights of the respective parties with respect to each such Claim. If the Shareholder Representative and SCB so agree, a memorandum setting forth such agreement shall be prepared and signed by SCB and the Shareholder Representative and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute Escrow Shares or other funds from the Escrow Fund in accordance with the terms thereof.

                 (b) If no such agreement can be reached after good faith negotiation, but in any event after 60 days after the Shareholder Representative objects in accordance with Section 6 hereof, either SCB or the Delta Shareholders may commence suit unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event suit shall not be commenced until such amount is ascertained or both parties agree to commence suit.

         19.     THIRD PARTY CLAIMS.

                 (a) Promptly after receipt by SCB of notice of any claim asserted with respect to transactions, matters, or events occurring or existing prior to the Effective Time as to which indemnification will be sought under
Section 1 of this Escrow Agreement (a "Third Party Claim"), SCB shall notify the Shareholder Representative in writing of the commencement thereof. The Delta Shareholders shall have the right (but not the duty) to participate in or control any such proceeding at their own expense and SCB shall have the right (but not the duty) to participate in the defense thereof, which shall be at the Delta Shareholders' expense, unless it is finally determined that SCB was not entitled to indemnification or reimbursement. Whether the Delta Shareholders choose to control the defense of any SCB proceeding, each party hereto and their respective successors and assigns agree to cooperate in the defense and to take all actions in connection with such defense as may be reasonably requested.

                 (b) Notwithstanding the foregoing, in the event that SCB proposes to enter into a settlement regarding any Third Party Claim, SCB shall promptly notify the Shareholder

         Representative in writing of the terms of such settlement prior to entering into any such settlement. SCB may proceed with the settlement unless the Shareholder Representative shall have provided notice to SCB within 10 calendar days of delivery of notice from SCB of the proposed settlement, stating that the Delta Shareholders have elected to assume the defense of such Third Party Claim and agree to pay in advance all anticipated professional and other fees and costs of SCB and Delta associated therewith. In the event the Delta Shareholders assume the defense of a Third Party Claim that SCB has proposed to settle and defeat completely the Third Party Claim, SCB will reimburse the Delta Shareholders for all costs and expenses, including attorneys' fees, incurred in defeating such Third Party Claim.

         20. EXPIRATION OF ESCROW PERIOD. If, upon expiration of the Escrow Period, SCB shall have asserted a Claim in accordance with Section 5 and such Claim is pending or unresolved at the time of such expiration, the Escrow Agent shall retain in the Escrow Fund, and withhold from delivery to the Delta Shareholders, Escrow Shares and other funds equal in value to the asserted amount set forth in such Claim (including, without limitation, any anticipated professional or other fees and costs associated therewith) until such matter is resolved. If it is determined that SCB is entitled to recovery on account of such Claim, the Escrow Agent shall deliver or cause to be delivered to SCB that number of Escrow Shares (in whole shares) or other funds in the Escrow Fund having a value equal to the amount due and payable with respect to such Claim. The remainder of the Escrow Fund, if any, following any delivery of Escrow Shares or other funds to SCB in accordance with this Section 9, shall be delivered to the Delta Shareholders pursuant to this Escrow Agreement, without interest. Any portion of the Escrow Fund delivered to the Delta Shareholders pursuant to this Section 9 shall be delivered to the Delta Shareholders on a pro rata basis according to the number of shares of SCB Common Stock received by each such Delta Shareholder in the Merger, such pro rata portion to be determined in accordance with Annex 1. If any amount is paid by the Escrow Agent pursuant to a Claim and the actual Losses with respect to such Claim are at any time determined to be less than such payment, SCB shall promptly return such excess to the Escrow Agent to be deposited into the Escrow Fund, if this Escrow Agreement is then in effect, or to the Shareholder Representative for the benefit of the Delta Shareholders, if this Escrow Agreement is no longer in effect.

         21.     DELTA SHAREHOLDERS' AGENT.

                 (a) The Delta Shareholders hereby appoint John Michael O'Guinn, as the agent of the Delta Shareholders (the "Shareholder Representative"), and Mr. O'Guinn, agrees to act as the Shareholder Representative, under and pursuant to the terms of this Escrow Agreement. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall receive no compensation for service as agent hereunder.

                 (b) The resolution, action, decision, consent or instruction of the Shareholder Representative shall be final, conclusive and absolutely binding upon each of the Delta Shareholders, SCB, and the Escrow Agent may rely upon any such resolution, action, decision, consent or instruction of the Shareholder Representative as being the resolution, action, decision, consent or instruction of each and all of the Delta Shareholders. The Escrow Agent, SCB, and Delta are hereby relieved from any liability for any acts done by them in accordance with any such resolution, action, decision, consent or instruction of the Shareholder Representative.

                 (c) In the event of the death, disability or resignation of Mr. O'Guinn as Shareholder Representative, the holders of a majority in interest of the shares of Delta Common Stock prior to the Merger shall designate a successor member to fill each vacancy so created. Such appointment and designation shall be binding on all other Delta Shareholders. The Delta Shareholders holding a majority in interest of the shares of Delta Common Stock prior to the Merger may remove the Shareholder Representative and appoint another agent upon 30 days' written notice to SCB and the Escrow Agent.

                 (d) The Shareholder Representative is vested with the authority, duty and responsibility to represent the interests of the Delta Shareholders in the Escrow Fund as set forth herein, and the Shareholder Representative agrees to manage and discharge his or her duties and responsibilities as agent in accordance with the terms hereof. The Shareholder Representative shall not be personally liable for actions or decisions taken or made in good faith in managing and discharging his or her duties and responsibilities in accordance with the terms hereof; provided, however, that the foregoing shall not relieve the Shareholder Representative of any liability he or she may have as a Delta Shareholder.

                 (e) In discharging his duties and responsibilities hereunder, the Shareholder Representative shall have all rights and powers necessary and incident to the proper discharge thereof, including, without limitation, the right and power to engage and pay for professional and other services. Without limiting the foregoing, the Shareholder Representative shall have the duty and authority on behalf of the Delta Shareholders to do anything required of the Shareholder Representative under this Escrow Agreement, including without limitation:

                          (i)     To interpret and construe the provisions of
this Escrow Agreement;

                          (ii)    To determine and resolve any disputes that
may arise under this Escrow Agreement, using his or her best efforts to dispose of all such disputes by agreed settlement;

                          (iii)   To give any and all written instructions to
the Escrow Agent for disbursement of the Escrow Fund; and

                          (iv)    To perform all other acts as deemed
appropriate by the Shareholder Representative on behalf of the Delta Shareholders to fully effectuate and carry out the provisions of this Escrow Agreement.

                 f. All expenses of the Shareholder Representative in connection with the performance of this Escrow Agreement shall be borne by the Delta Shareholders pro rata. To the extent that any funds are held by the Shareholder Representative after all of his duties hereunder are discharged, such funds shall be distributed to the Delta Shareholders pro rata.

         22. ESCROW AGENT'S RIGHTS AND RESPONSIBILITIES. To induce the Escrow Agent to act hereunder, it is further agreed that:

                 a. The Escrow Agent shall not be under any duty to give the property held hereunder any greater degree of care than it gives its own similar property.

                 b. The Escrow Agent may act upon advice of counsel in reference to any matter connected herewith and shall not be liable for any acts or omissions while acting in good faith and exercising reasonable judgment.

                 c. The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Escrow Agreement or any documents or papers deposited or called for hereunder.

                 d. The Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to this Escrow Agreement or any documents deposited with the Escrow Agent.

                 e. The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                 f. The Escrow Agent is authorized to rely on the written instructions of the Shareholder Representative as being the act of all of the Delta Shareholders and the written instructions of the Chairman or President of SCB as being the act of SCB.

                 g. This Escrow Agreement sets forth the exclusive duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations of the Escrow Agent shall be read into this Escrow Agreement.

                 h. The Escrow Agent shall not be called upon to advise any party as to its rights and obligations hereunder.

                 i. In consideration of its acceptance of the appointment as the Escrow Agent, and except with respect to the Escrow Agent's own negligence or willful misconduct or acts or omissions by the Escrow Agent not in good faith, the other parties hereto agree to jointly and severally indemnify and hold the Escrow Agent harmless as to any liability incurred by it to any person, firm or corporation by reason of its having accepted the same or in carrying out any of the terms hereof, and to reimburse Escrow Agent for all its expenses, including attorneys' fees, incurred by reason of its position hereunder or actions taken pursuant hereto. The Escrow Agent shall have no liability under, or duty to inquire into the terms and provisions of this Escrow Agreement, and it is agreed that its duties are purely ministerial in nature, and that the Escrow Agent shall incur no liability whatsoever except for willful misconduct or gross negligence so long as it has acted in good faith.

                 j. In the event that the Escrow Agent should at any time be confronted with inconsistent claims or demands by the parties hereto, the Escrow Agent shall have the right to interplead said parties in any court of competent jurisdiction and request that such court determine such respective rights of the parties with respect to this Escrow Agreement, and upon doing so, the Escrow Agent shall be released from any obligations or liability as a consequence of any such claims or demands.

         23. RECORDS. The Escrow Agent shall maintain a record of all Claims against the Escrow Fund filed with it pursuant to Section 5, a record of all such Claims which shall become payable as provided in Section 5, 6 or 7, and a record of all payments from the Escrow Fund to SCB.

         24. RESIGNATION OF ESCROW AGENT. The Escrow Agent, or any successor, may resign as Escrow Agent hereunder by giving written notice thereof to SCB and the Shareholder Representative. Such resignation shall become effective following such written notice upon the earlier of the appointment by SCB and the Shareholder Representative of a successor Escrow Agent that accepts the appointment and agrees to be bound by the provisions of this Agreement or the expiration of 60 days thereafter. Upon the effectiveness of such resignation, all duties of the Escrow Agent so resigning shall cease, other than the duty to account in accordance with Section 12. SCB and the Shareholder Representative shall have the right to terminate the appointment of the Escrow Agent hereunder by giving written notice thereof to the Escrow Agent, specifying the date upon which such termination shall take effect. A condition precedent to such termination shall be the designation of a successor Escrow Agent that has accepted the appointment and agreed to be bound by the provisions of this Agreement. In event of such termination, the Escrow Agent shall turn over and deliver to such successor Escrow Agent the Escrow Fund, and any other sums and the records and instruments held by it under this Agreement and render the accounting required by Section 12.

         25. NOTICES. All notices and other communications pursuant to this Escrow Agreement shall be in writing and shall be deemed given if delivered personally, sent by a nationally recognized overnight courier, or mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by facsimile (followed with a copy sent by courier or registered or certified mail) to the parties at the following addresses (or at such other address for a party as shall be specified by notice hereunder):

                 To SCB:

                 SCB Computer Technology, Inc.
                 1365 West Brierbrook Road
                 Memphis, TN 38138
                 Attention: Corporate Secretary
                 Telephone: (901) 754-6577
                 Fax: (901) 754-8463

                 with a copy to:

                 Bass, Berry & Sims PLC
                 2700 First American Center
                 Nashville, TN 37238
                 Attention: J. Gentry Barden
                 Telephone: (615) 742-6200
                 Fax: (615) 742-6298

                 To the Shareholder Representative:

                 John Michael O'Guinn
                 146 Timber Creek Drive
                 Suite 200
                 Memphis, TN 38018
                 Telephone: (901) 758-0123, Ext. 112
                 Fax: (901) 758-0211

                 with a copy to:

                 Baker, Donelson, Bearman & Caldwell, P.C.
                 20th Floor, First Tennessee Building
                 165 Madison Avenue
                 Memphis, TN 38103
                 Attention: David T. Popwell
                 Telephone: (901) 577-2136
                 Fax: (901) 577-2303

                 To the Escrow Agent:
                 Boatmen's Trust Company
                 510 Locust Street
                 St. Louis, Missouri 63101
                 Attn: Corporate Trust Department



All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by nationally recognized overnight courier, on the business day following dispatch, (c) in the case of mailing, on the third business day following such mailing, and (d) in the case of a facsimile, when the party receiving such facsimile shall have confirmed receipt of the communication (or when the copy sent by courier or registered or certified mail shall have been deemed to have been received pursuant to clause (a), (b) or (c)).

         26. SUCCESSORS AND ASSIGNS. This Escrow Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

         27. GOVERNING LAW. This Escrow Agreement shall be governed by and interpreted in accordance with the laws of the State of Tennessee without regard to the choice of law principles thereof.

         28. ESCROW FEES. It is agreed that SCB shall pay the Escrow Agent, in connection with the services to be provided by the Escrow Agent hereunder, $1,000 per year for the term of this Agreement, pro rated for any partial year on a monthly basis. The first payment will be made by SCB to the Escrow Agent upon execution of this Escrow Agreement.

         29. PREVAILING PARTY. In the event of any dispute that results in a suit or other legal proceeding to construe or enforce any provision of this Agreement or because of an alleged breach, default or misrepresentation in connection with any of the provisions of this Agreement, the parties agree that the prevailing party or parties (in addition to all other amounts and relief to which such party or parties may be entitled) shall be entitled to recover reasonable attorneys' fees and other costs incurred in any action or proceeding.

         30. COUNTERPARTS. This Escrow Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original hereof, but all of which together shall constitute one agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Escrow Agreement to be effective as of the day and year first above written.


SCB COMPUTER TECHNOLOGY, INC.                DELTA SOFTWARE SYSTEMS, INC.


By:                                          By:
    ---------------------------------            ------------------------------
Title:                                       Title:
      -------------------------------              -----------------------------

BOATMEN'S TRUST COMPANY                      SHAREHOLDER REPRESENTATIVE


By:
    ---------------------------------        ----------------------------------
                                             John Michael O'Guinn
Name:
     --------------------------------
Title:
      -------------------------------


DELTA SHAREHOLDERS:


-------------------------------------        -----------------------------------
Richard T. Ely, Jr.                          John Michael O'Guinn


-------------------------------------        -----------------------------------
Thomas Edward Jordan                         Larry W. Reed

                                    ANNEX 1
                           LIST OF DELTA SHAREHOLDERS



                   NAME                              NUMBER OF ESCROW SHARES
-------------------------------------------------    ------------------------
 Richard T. Ely, Jr.                                         11,538

 Thomas Edward Jordan                                        11,538

 John Michael O'Guinn                                        11,538

 Larry W. Reed                                               11,538
